Exhibit 5




                                October 23, 2000

ActivCard S.A.
24-28 Avenue Du General De Gaulle
92156 Suresnes Cedex
FRANCE

Ladies and Gentlemen:

                  We have acted as French and United States counsel to ActivCard S.A. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), covering the registration under the Securities Act of 1933, as amended (the "Act") of 5,480,997 Ordinary Shares, nominal value FF6.25 per share, of the Company (the "Shares") in the form of Shares or American Depositary Receipts evidencing American Depositary Shares ("ADSs"), each representing one Share, issued or to be issued in connection with the Company's 1997 French Stock Option Plan, the 1998 Stock Option Plan, the Stock Option Plan 1999 and the Stock Option Plan 2000 (collectively, the "Plans").

                  In connection with the foregoing, we have examined the originals, or copies identified to our satisfaction, of such Company shareholders' meetings, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals and the conformity with the originals of all documents submitted to us as copies. In rendering the opinion expressed below, we have relied as to certain matters on information obtained from officers of the Company and public officials, in particular regarding payment for the Shares that have been already issued pursuant to the Plans.

                  Our opinions expressed below are limited to the laws of the Republic of France and we do not express any opinion herein concerning any other law.

                  Based upon the foregoing and having regard for such legal considerations as we deemed relevant, we are of the opinion that:

                    (1) the Shares that have been issued, delivered and paid for in accordance with the terms of the Plans have been duly authorized, validly issued, fully paid and are nonassessable; and

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                    (2)  any additional Shares which will be issued under the
                         Plans have been duly authorized, and when issued, delivered and paid for in accordance with the terms of the Plans, will be validly issued and fully paid.

                  We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                  This opinion is being delivered in connection with the Registration Statement and is not to be used for any other purpose without our prior authorization.


                                                     Very truly yours,

                                                     /s/ Shearman & Sterling